Exhibit 10.2

Portions of Appendix A to this Exhibit 10.2, identified by brackets, has been excluded from this Exhibit because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed. Such information will be disclosed as, if and when required pursuant to Item 402 of Regulation S-K.

FIRST UNITED CORPORATION

SHORT-TERM INCENTIVE PLAN

Introduction and Objective

The annual incentive compensation plan, known as the Short-Term Incentive Plan (the “Plan”), of First United Corporation (the “Corporation”) is designed to recognize and reward certain employees of the Corporation and its affiliates for their collective contributions to the success of the Corporation. The Plan focuses on the financial measures that are critical to the Corporation’s growth and profitability. This document summarizes the elements and features of the Plan.

In short, the objectives of the Incentive Plan are to:

•	Align pay with performance;

•	Encourage teamwork and collaboration across all areas of the Corporation and its affiliates;

•	Motivate and reward the achievement of specific, measurable performance objectives;

•	Position total cash compensation to be competitive with market when performance meets expectations;

•	Motivate and reward employees for achieving/exceeding performance goals; and

•	Enable the Corporation and its affiliates to attract and retain the talent needed to drive success.

Eligibility

The Corporation’s CEO and certain other executive officers of the Corporation and its affiliates selected by the Compensation Committee (the “Compensation Committee”) of the Corporation’s Board of Directors (the “Board”) are eligible to participate in the Plan. An employee who becomes a participant after the beginning of the Plan year, whether because he or she is a new hire or because he or she is appointed as an executive officer during a Plan year, is eligible for a prorated award for that Plan year based on the period of the Plan year during which he or she was a participant, provided that an executive must be employed by October 1 of a Plan year to be eligible for an award for that Plan year.

Participants must maintain a performance level of “Satisfactory”, as determined by achieving a 3 or greater rating in the Corporation’s performance review program.

Participants must be an active employee of the Corporation or one of its affiliates as of the award payout date to receive an award (other than exceptions for death, disability and retirement contained herein).

Effective Date

The Plan is effective March 11, 2020. The Plan will be reviewed annually by the Compensation Committee and by Executive Management to ensure proper alignment with the Corporation’s business objectives and to revise, if necessary, the performance goals. The Corporation retains the rights as described below to amend, modify or discontinue the Plan at any time during the specified period. The Plan will remain in effect until terminated by the Compensation Committee.

Program Administration

The Plan was adopted by the Compensation Committee and reported to the Board. The Compensation Committee has the sole authority to interpret the Plan and to make or nullify any rules and procedures, as necessary, for proper administration. Any determination by the Compensation Committee will be final and binding on all participants.

Performance Period

The performance period and Plan operate on a calendar year basis (January 1 – December 31st). The first Plan year is January 1, 2020 to December 31, 2020.

Incentive Payout Opportunity

Each participant will have a target incentive opportunity based on competitive market practice for his/her role. A participant’s award will be based upon a percentage of the participant’s base salary as of December 31 for the Plan year and will be calculated based on whether actual performance with respect to specified metrics meets threshold levels, target levels, or maximum levels for those metrics. The Compensation Committee may assign particular weightings to each of these performance metrics. Threshold performance will pay out a specified percentage of the target award that is less than 100%; target performance will pay out the target award; and maximum performance will pay out a specified percentage of the target award that is greater than 100%. Where actual performance does not meet the threshold level for a particular metric, no award payout will be made with respect to that metric. Actual payouts for each performance metric will be pro-rated between threshold and target levels and target and maximum levels to reward incremental improvement. The performance metrics for a particular year and the threshold, target and maximum levels for those metrics will be established each year by the Compensation Committee and set forth in Appendix A to this Plan.

Plan Trigger

The Compensation Committee may condition the activation of the Plan for a particular year on whether actual performance meets a specified threshold level for one or more performance metrics, regardless of whether actual performance with respect to other performance metrics meets or exceeds the threshold levels for those metrics. For example, the Compensation Committee could determine that no awards will be paid for a particular year unless earnings per share for that year exceed 50% of the targeted earnings per share goal established by the Compensation Committee. The performance trigger(s) for a Plan year, if any, will be stated in Appendix A to this Plan.

Example

Below is an illustration for a fictional executive with a base salary of $125,000 and an incentive target of 20% of base salary ($25,000), where the performance metrics are return on average assets (ROA), efficiency ratio, average delinquencies as a percentage of total loans, and individual performance. Goal weight and actual performance are provided for illustration only.

Participant Goals				Performance and Payout
Performance Metric	Performance Goal threshold/target/maximum	Weight	$	Actual Performance	Payout Allocation (0% - 150%)	Payout ($)
ROA	.84% / .93% /1.02%	40%	$10,000	Threshold	50%	$5,000
Efficiency Ratio	70% / 68% / 66%	20%	$5,000	Target	100%	$5,000
Delinquencies	.58% / .53% / .48%	20%	$5,000	Maximum	150%	$7,500
Individual Performance – Net Interest Margin	3.31% / 3.68% / 4.05%	10%	$5,000	Below Threshold	0%	$0
TOTAL		100%	$25,000	70% payout		$17,500

Award Payouts

Awards for a Plan year will be paid as a cash bonus no later than March 15th following the end of the Plan year. Awards will be calculated based on actual performance relative to the target levels. Awards will be taxable income to participants in the year in which the award is actually paid and will be subject to withholding for required income and other applicable taxes.

Any rights accruing to a participant or his/her beneficiary under the Plan shall be solely those of an unsecured general creditor of the Corporation. Nothing contained in the Plan, and no action taken pursuant to the provisions hereof, will create or be construed to create a trust of any kind, or a pledge, or a fiduciary relationship between the Corporation and its affiliates, on the one hand, and a participant or any other person, on the other hand. Nothing herein will be construed to require the Corporation to maintain any fund or to segregate any amount for a participant’s benefit.

Program Changes or Discontinuance

The Corporation has developed the Plan based on existing business, market and economic conditions. If substantial changes occur that affect these conditions, the Corporation may add to, amend, modify or discontinue any of the terms or conditions of the Plan at any time.

The Compensation Committee may also, at its sole discretion, waive, change or amend the Plan, as it deems appropriate.

No amendment, modification, discontinuance or waiver may adversely affect a participant’s eligibility to receive an award if he or she has been notified of such eligibility.

Notwithstanding any other provision of this Plan to the contrary, however, the Corporation may amend, modify or terminate this Plan, without the consent of the participants, as the Corporation deems necessary or appropriate to ensure compliance with any law, rule, regulation or other regulatory pronouncement applicable to the Plan, including, without limitation, Section 409A of the Internal Revenue Code and any related regulations or other guidance promulgated with respect to Section 409A of the Code.

Promotions and Transfers

If a participant changes his/her role or is promoted during the Plan year, he/she will be eligible for the new role’s target award on a prorata basis (i.e. the award will be determined based on the number of months employed in each position.)

Termination of Employment

Except in the case of a termination due to a participant’s death, disability or retirement as discussed below, no incentive award will be granted to any participant whose employment with the Corporation or one of its affiliates is terminated for any reason. Moreover, to encourage employees to remain in the employment of the Corporation, a participant must be an active employee of the Corporation or one of its affiliates on the date the incentive is paid to receive an award.

Death, Disability or Retirement

If a participant is disabled by an accident or illness and is disabled long enough to be placed on long-term disability under the Corporation’s long-term disability policy, his/her award for the Plan year shall be prorated so that no award will be earned during the period of long-term disability.

In the event a participant’s employment is terminated due to death or disability (as defined in the Corporation’s long-term disability policy), the Corporation will pay to the participant’s estate or to the participant (as the case may be) the pro rata portion of the award that had been earned by the participant through the date of termination.

Participants who retire during the Plan year will receive a pro-rata portion of the award based on the retirement date. For purposes of the Plan, the term “retire” means a participant’s voluntary termination of his or her employment (other than by reason of death or disability) after (i) reaching 60 years of age and (ii) completing 10 years of service with the Corporation.

Clawback

In the event the Corporation is required to prepare an accounting restatement due to the material noncompliance of the Corporation with any financial reporting requirement under applicable securities laws or applicable accounting principles, then each participant who received an award under the Plan will be required to return to the Corporation his or her award to the extent the accounting restatement shows that a smaller award should have been paid; provided, however, that, notwithstanding the foregoing, no participant or former participant will be required to return any portion of any award to the extent it was paid more than three years prior to the date the Corporation determines that a restatement is required. To the extent a participant has deferred into a deferred compensation plan of the Corporation an amount that an accounting restatement shows should not have been awarded, such participant’s account under the deferred compensation plan will be adjusted to reflect such improperly-awarded amount (and earnings and losses thereon).

Ethics and Interpretation

If there is any ambiguity as to the meaning of any terms or provisions of this Plan or any questions as to the correct interpretation of any information contained herein, the Corporation’s interpretation expressed by the Compensation Committee will be final and binding. It is the intent of the Corporation that this Plan and each award hereunder comply with the applicable provisions of Section 409A of the Internal Revenue Code, and the Plan shall be so interpreted and administered accordingly, including with respect to any restrictions or other limitations imposed by Section 409A of the Internal Revenue Code on the amount and timing of distributions payable under an award.

The altering, inflating, and/or inappropriate manipulation of performance/financial results or any other infraction of recognized ethical business standards by a participant will subject that participant to disciplinary action up to and including termination of employment. In addition, that participant’s eligibility for an award under the Plan shall be revoked.

If it is determined (by the independent members of the Compensation Committee) that a participant has willfully engaged or is willfully engaging in any activity that was or is injurious to the Corporation or its affiliates, then the participant shall forfeit eligibility for an award for the Plan year in which such determination is made. If it is determined that such activity occurred during a Plan year for which the participant received an award under the Plan, then, subject to any provision of the Corporation’s deferred compensation plan that does not permit the forfeiture of amounts deferred into such plan, the participant shall return the award to the Corporation.

Miscellaneous

The Plan will not be deemed to give any participant the right to be retained in the employ of the Corporation or any of its affiliates, nor will the Plan interfere with the right of the Corporation or an affiliate to discharge any participant at any time.

In the absence of an authorized, written employment contract, the relationship between a participant and the Corporation and its affiliates is one of at-will employment. The Plan does not alter the relationship.

This Plan and the transactions and payments hereunder shall, in all respects, be governed by, and construed and enforced in accordance with the laws of the State of Maryland.

Each provision in this Plan is severable, and if any provision is held to be invalid, illegal, or unenforceable, the validity, legality and enforceability of the remaining provisions shall not, in any way, be affected or impaired thereby.

Participant Acknowledgement

As a condition to participation in the Plan and the receipt of any award, each participant shall sign and deliver to the Corporation an acknowledgement in which he or she agrees to the terms and conditions of the Plan.

Appendix A

Short-Term Incentive Plan

2020 Plan Year Targets and Goals

Incentive Targets

The incentive targets for the 2020 Plan year are set forth in the following table:

2020 Short-Term Incentive Opportunities (% of Base Salary)
Tier	Below Threshold	Threshold (50% of Target)	Target (100%)	Maximum (150% of Target)
CEO	0%	7.5%	15%	22.5%
Tier I	0%	7.5%	15%	22.5%

Tier I includes the following executives: Chief Financial Officer (CFO); Chief Operations Officer (COO); Chief Revenue Officer (CRO); and Senior Trust Officer (STO).

Performance Goals

For Plan year 2020, the performance goals are return on average assets (ROAA), efficiency ratio, delinquencies as a percentage of total loans, and individual performance based upon the metric indicated for each position in the following table. The following table shows the performance goals at threshold, budget and maximum for Plan year 2020:

Performance Measures	Wt.	2020 Performance Metrics
		Threshold (90% of target performance)[1]	Target (100%)	Maximum (110% of target performance)
ROAA	40%	[ ]%	[_]%	[_]%
Efficiency Ratio (non-GAAP)	20%	[_]%	[_]%	[_]%
Average Delinquencies as % of total loans	20%	[_]%	[_]%	[_]%
Individual Performance	20%
CEO – Corporate Net Income (millions)		$[_]	$[_]	$[_]
CFO – Corporate Net Interest Margin		[_]%	[_]%	[_]%
COO – Non-Interest Expenses as a % of Average Assets		[_]%	[_]%	[_]%
CRO – Corporate Operating Leverage Ratio		[_]%	[_]%	[_]%
STO – Wealth Pre-tax Income as a % of Wealth Total Revenue		[_]%	[_]%	[_]%

1 Performance goals are net of incentive payouts; only way to get threshold award is if incentive awards are included. Threshold has a floor of the prior year’s actual result.

Minimum Performance Trigger

For Plan year 2020, the Corporation’s net income must be at least 50% of goal for that year, which is $[_], or the Plan will not pay out any awards, regardless of the performance with respect to the award metrics.

Acknowledgement

By signing below, the undersigned participant acknowledges the terms of the Executive Pay-for-Performance Plan and his or her award opportunity.

Date: ____________________, 2020	Name: